Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: January 2006

1)	Beginning of the Month Principal Receivables:	$37,716,008,215.18
2)	Beginning of the Month Finance Charge Receivables:	$663,423,822.60
3)	Beginning of the Month AMF Receivables :	$86,259,856.95
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$38,465,691,894.73

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,046,441,093.68
11)	Additional Finance Charge Receivables:	$2,877,998.71
12)	Additional AMF Receivables	$1,167.00
13)	Additional Total Receivables:	$1,049,320,259.39

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$37,682,354,030.01
16)	End of the Month Finance Charge Receivables:	$661,046,997.03
17)	End of the Month AMF Receivables	$81,568,757.19
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$38,424,969,784.23

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$32,796,410,546.66

22)	End of the Month Seller Percentage	12.97%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: January 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	393,905	$460,827,377.20
	3)	60 - 89 days delinquent	226,049	$288,617,553.41
	4)	90+ days delinquent	496,680	$667,092,669.92

	5)	Total 30+ days delinquent	1,116,634	$1,416,537,600.53
	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.69%

7)	Defaulted Accounts during the Month		150,985	$135,881,486.53

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.21%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: January 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,996,459,211.80	17.71%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,329,174,590.52	16.33%

	3)	Prior Month Billed Finance Charges and Fees	$472,721,299.84
	4)	Amortized AMF Income	$38,852,712.86
	5)	Interchange Collected	$88,802,992.40
	6)	Recoveries of Charged Off Accounts	$62,872,278.52
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$663,249,283.62	20.53%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: January 2006

1)	Beginning Unamortized AMF Balance			$207,287,353.51
	2)	+ AMF Slug	$152.08
	3)	+ AMF Collections	$42,888,050.52
	4)	- Amortized AMF Income	$38,852,712.86
5)	Ending Unamortized AMF Balance			$211,322,843.25

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables